Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-153207 on Form S-3 and Registration Statement No. 333-150067 on Form S-8 of our report dated January 7, 2011, relating to the financial statements and financial statement schedule of NASDI, LLC (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the conversion into a limited liability company in 2008, and that the financial statements include allocations from, transactions with, and payables to affiliates of Great Lakes Dredge & Dock Corporation (“GLDD”) and may not necessarily be indicative of the conditions that would have existed or the results of operations if NASDI, LLC had operated as an unaffiliated company and that GLDD will not demand repayment of amounts payable prior to January 2, 2012) appearing in this Annual Report on Form 10-K/A of Great Lakes Dredge & Dock Corporation for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Chicago, Illinois
January 7, 2011